Exhibit 16.1
(J.H. COHN LOGO)

March 26, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs:

We have read “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, included in the draft Annual Report on Form 10-K (copy attached) for the fiscal year ended December 31, 2006 to be filed by ORBCOMM, Inc. with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, on or about March 27, 2007. We agree with the statements therein concerning our Firm.

Very truly yours,

(-s- J.H. COHN LLP)

/s/  J.H. Cohn LLP

MS:lb

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